Exhibit 99.4

FOR IMMEDIATE RELEASE

Longer Follow-Up IMBRUVICA® (ibrutinib) Treatment Demonstrates Sustained Efficacy in Patients with Difficult-to-Treat Chronic Lymphocytic Leukemia (CLL)
Data Show 84% Progression-Free Survival Rate at One Year
and Improvement in Quality of Life

•	Note: This press release corresponds to abstracts 327, 3331 and 4696.

SAN FRANCISCO, CA, December 8, 2014 – Pharmacyclics, Inc. (NASDAQ: PCYC) today announced new, longer term data in IMBRUVICA® (ibrutinib) patients with relapsed/refractory chronic lymphocytic leukemia (CLL), including high-risk CLL patients with deletion 17p (del 17p). Results from the Phase III RESONATE™ (PCYC-1112) trial demonstrated an 84% progression-free survival (PFS) rate in all patients with previously treated CLL or small lymphocytic lymphoma (SLL) who received IMBRUVICA and a 94% PFS rate in patients who received only one prior therapy at 12 months.

Separately, follow-up data was reported from Phase II RESONATETM-17 (PCYC-1117), the largest prospective trial dedicated to studying CLL or SLL patients with del 17p. The data showed that IMBRUVICA was associated with an 83% overall response rate (ORR) at a median follow up of 11.5 months. At 12 months, the estimated PFS was 79%. These results and additional data were presented here at the 56th American Society of Hematology (ASH) Annual Meeting, highlighting IMBRUVICA’s sustained efficacy in relapsed/refractory patients who have received at least one prior therapy.

IMBRUVICA is jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

“These updated data from the Phase III RESONATE trial are consistent with earlier results showing the sustained benefit of single-agent IMBRUVICA over one year in high-risk patients, including del 17p patients, and provide important new insights into patient quality of life during treatment,” said Danelle James, M.D., M.S., Vice President, Clinical Development, Pharmacyclics. “Collectively, the data will enhance our knowledge of IMBRUVICA’s long-term use and support its appropriateness as a chronic treatment option for CLL which, ultimately, could benefit even more patients.”

Abstract 3331: Updated Efficacy Including Genetic and Clinical Subgroup Analysis and Overall Safety in the Phase III RESONATE™ Trial of Ibrutinib Versus Ofatumumab in Previously Treated Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma
Researchers presented median 16-month follow-up data from the pivotal Phase III RESONATE (PCYC-1112) trial studying IMBRUVICA versus ofatumumab (n=391; 195 IMBRUVICA, 196 ofatumumab). The patient population was heavily pretreated (a median of three prior therapies in the IMBRUVICA patients vs. a median of two prior therapies in the ofatumumab patients) and largely elderly, often with baseline comorbidities. At 12 months, 84% of IMBRUVICA-treated patients were progression free versus 18% of patients receiving ofatumumab (hazard ratio = 0.106; 95% confidence interval: 0.073, 0.153; P<0.001). The median overall survival (OS) in patients taking IMBRUVICA has not been reached with 168 of 195 patients (86%) alive. One hundred twenty-two patients (62%) randomized to ofatumumab crossed over to IMBRUVICA; the best ORR for single-agent IMBRUVICA was 90% versus 25% for ofatumumab, with 74% of IMBRUVICA patients achieving a partial response (PR), 8% partial responses with lymphocytosis (PR-L) and 4% complete responses (CR).

Patients who had received only one prior therapy before receiving IMBRUVICA had higher PFS and ORR rates than those who had received two or more prior therapies. At 12 months, 94% of IMBRUVICA patients who received one prior therapy, 84% who received two prior therapies and 80% who received three or more prior therapies, were progression free (P=0.0001). The ORR for patients who had received one prior therapy was 100%, while the ORR for patients who received two and three or more prior therapies was 79% and 78% (P=0.0001).

“These longer-term follow-up results show that the benefits of IMBRUVICA are sustained regardless of a patient’s risk profile, including those patients with high-risk chromosomal abnormalities,” said Jennifer Brown, M.D., Ph.D., Director, Chronic Lymphocytic Leukemia Center, Dana-Farber Cancer Institute; Associate Professor of Medicine, Harvard Medical School, Boston, MA, who presented these data in a poster presentation on Sunday, December 7th.† “We continue to draw valuable insights from RESONATE and look forward to continuing to update the data, ultimately showing the benefit of IMBRUVICA over time for patients with CLL.”

The most frequent Grade 3 or 4 adverse events (AEs) in the RESONATE trial analysis occurring in IMBRUVICA patients were: neutropenia (18%); pneumonia (9%); thrombocytopenia (6%); anemia (6%); and, hypertension (6%). Overall, at a median follow-up of 16 months 47 patients (24%) discontinued IMBRUVICA: 17 due to progressive disease (9%), 13 for AEs (7%) and 10 due to death (5%).

Abstract 327: Efficacy and Safety of Ibrutinib in Patients with Relapsed or Refractory Chronic Lymphocytic Leukemia or Small Lymphocytic Leukemia with 17p Deletion: Results from the Phase II RESONATE-17 Trial
Results were presented earlier today from the Phase II open-label, single-arm, multi-center RESONATE-17 (PCYC-1117) trial in which 144 del 17p patients (95% with CLL, 5% with SLL) received single-agent IMBRUVICA once-daily until progression. The primary endpoint was ORR, as determined by an independent review committee (IRC). Key secondary endpoints were duration of response (DOR), PFS and safety. The investigator-assessed ORR was 83% with 17% of these patients achieving a PR-L including 1% who achieved a CR. The IRC-assessed ORR was 65%. Neither the median PFS nor DOR had been reached with a median follow-up of 11.5 months. Seventy-nine percent of patients were alive and had not progressed at 11.5 months, with an OS rate of 84%.

“The positive results seen in the RESONATE-17 trial are particularly exciting, as it is the largest prospective trial to date that focuses specifically on CLL and SLL patients with del 17p. These patients typically are more difficult to treat and have had a very poor prognosis prior to IMBRUVICA,” said Susan O’Brien, M.D., Professor in the Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston, TX, who highlighted these findings in an oral presentation.† “RESONATE-17 showed us IMBRUVICA is effective, providing durable responses in patients."

At the time of the data cut, the median time on study (treatment duration) was 11.5 months, and 101 of 144 patients (70%) continued to take IMBRUVICA.

The most common Grade 3 or 4 AEs in the RESONATE-17 trial (occurring in ≥5% of IMBRUVICA patients) were neutropenia (14%), anemia (8%), and hypertension (8%). The most frequently reported AEs of any grade were: diarrhea (36%); fatigue (31%); cough (24%); and, arthralgia (22%). Atrial fibrillation of any grade was reported in 11 patients (8%). Major bleeding was reported in seven patients taking IMBRUVICA (5%).

Abstract 4696: Hematologic and Immunologic Function and Patient Well-Being for the Phase III RESONATE™ Study of Ibrutinib vs. Ofatumumab in Relapsed/Refractory Chronic Lymphocytic Leukemia/Small Lymphoma
IMBRUVICA’s impact on patient well-being also was presented from a sub-analysis of the Phase III RESONATE trial showing that IMBRUVICA was associated with improvements in hematologic function and disease burden in previously treated CLL/SLL patients versus those treated with ofatumumab. The data suggest the survival benefit afforded by IMBRUVICA, combined with sustained improvements in key endpoints of the trial including patient-reported outcomes, may enhance patient quality of life while also prolonging survival. More patients taking IMBRUVICA experienced clinically meaningful improvement in EORTC QLQ-C30* global health scores than patients taking ofatumumab (47%, n=117 vs. 40%, n=87, respectively). At week 24, IMBRUVICA was associated with a greater improvement (≥ 3 points) in FACiT-F (FACiT fatigue; a measure of therapy-fatigue in patients with chronic illnesses1) than patients taking ofatumumab (56% vs. 43%). An IRC-assessment also observed a ≥50% reduction in lymph node size in 92% of the evaluable IMBRUVICA patients, as compared with a 14% reduction for patients in the ofatumumab-treatment arm.

Baseline disease-related symptoms were similar between the IMBRUVICA and ofatumumab groups; however, IMBRUVICA was associated with improvements over ofatumumab in weight loss (100% vs. 87%); fatigue (79% vs. 64%); night sweats (89% vs. 77%); abdominal pain/discomfort (96% vs. 75%); and, anorexia (100% vs. 64%). While rates of overall medical resource use was comparable for growth factors, IMBRUVICA patients experienced longer median treatment duration than ofatumumab patients (16 months vs. 5 months). Hospitalizations in the first 30 days occurred less frequently with IMBRUVICA than with ofatumumab (0.087 vs. 0.184 events/patient).

“This analysis from the Phase III RESONATE trial illustrates that patients treated with IMBRUVICA experienced noticeable improvements in disease-related symptoms, tumor burden, and complications such as cytopenias that can positively impact their lives,” said Jacqueline Barrientos, M.D., Assistant Professor of Medicine at the North Shore-LIJ Cancer Institute (Hofstra North Shore-LIJ School of Medicine), New Hyde Park, NY, who highlighted these data in a poster presentation today.†

About Chronic Lymphocytic Leukemia (CLL) / Small Lymphocytic Leukemia (SLL)
The prevalence of CLL/SLL is approximately 115,000 patients in the United States, with approximately 16,000 newly diagnosed patients every year. As this orphan disease frequently progresses following first-line therapy, patients are faced with fewer treatment options and often are prescribed multiple lines of therapy as they relapse or become resistant to treatments.

In CLL/SLL, the genetic mutation del 17p occurs when part of chromosome 17 has been lost or deleted. CLL/SLL patients with del 17p have poor treatment outcomes.2 Del 17p is reported in approximately 7% of treatment-naïve CLL/SLL cases,3 and approximately 20% to 40% of relapsed/refractory patients harbor the mutation.4

About IMBRUVICA
IMBRUVICA (ibrutinib) is a first-in-class, oral, once-daily therapy that inhibits a protein called Bruton's tyrosine kinase (BTK).5 BTK is a key signaling molecule in the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells.5,6 IMBRUVICA blocks signals that tell malignant B-cells to multiply and spread uncontrollably.5

IMBRUVICA is approved for the treatment of patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy, and for the treatment of CLL patients with del 17p,5 a genetic mutation that occurs when part of chromosome 17 has been lost.

IMBRUVICA is also approved for the treatment of patients with mantle cell lymphoma (MCL) who have received at least one prior therapy. Accelerated approval was granted for the MCL indication based on overall response rate (ORR). Improvements in survival or disease-related symptoms have not been established. Continued approval for the MCL indication may be contingent upon verification of clinical benefit in confirmatory trials.5

IMBRUVICA is being studied alone and in combination with other treatments in several blood cancers including: chronic lymphocytic leukemia (CLL); small lymphocytic lymphoma (SLL); mantle cell lymphoma (MCL); Waldenström's macroglobulinemia (WM); diffuse large B-cell lymphoma (DLBCL); follicular lymphoma (FL); marginal zone lymphoma (MZL); multiple myeloma (MM); and, other B-cell malignancies. Over 4,600 patients have been treated in clinical trials of IMBRUVICA conducted in 35 countries by more than 800 investigators. Currently, 13 Phase III trials have been initiated with IMBRUVICA and 55 trials are registered on www.clinicaltrials.gov. The overall clinical development program covers all lines of therapy and various combinations of treatments.

IMBRUVICA was one the first medicines to receive U.S. FDA approval via the new Breakthrough Therapy Designation pathway, and is the only product to have received three Breakthrough Therapy Designations.

INDICATIONS
IMBRUVICA is indicated to treat people with:

•	Chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.
•	Chronic lymphocytic leukemia (CLL) with 17p deletion (a genetic mutation that occurs when part of chromosome 17 has been lost).
•	Mantle cell lymphoma (MCL) who have received at least one prior therapy
o
Accelerated approval was granted for this indication based on overall response rate. Improvements in survival or disease-related symptoms have not been established. Continued approval for this indication may be contingent upon verification of clinical benefit in confirmatory trials.

Patients taking IMBRUVICA for CLL should take 420 mg taken orally once daily (or three 140 mg capsules once daily).

Patients taking IMBRUVICA for MCL should take 560 mg taken orally once daily (or four 140 mg capsules once daily).

Capsules should be taken orally with a glass of water. Capsules should be taken whole. Do not open, break, split or chew the capsules.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage - Grade 3 or higher bleeding events (subdural hematoma, gastrointestinal bleeding, hematuria, and post-procedural hemorrhage) have occurred in up to 6% of patients. Bleeding events of any grade, including bruising and petechiae, occurred in approximately half of patients treated with IMBRUVICA®.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA therapy. Twenty-five % of patients with MCL and 26% of patients with CLL had Grade 3 or greater NCI Common Terminology Criteria for Adverse Events (CTCAE).

Cytopenias - Treatment-emergent Grade 3 or 4 cytopenias including neutropenia (23 to 29%), thrombocytopenia (5 to 17%), and anemia (0 to 9%) occurred in patients treated with IMBRUVICA.

Atrial Fibrillation - Atrial fibrillation and atrial flutter (6 to 9%) have occurred in patients treated with IMBRUVICA, particularly in patients with cardiac risk factors, acute infections, and a previous history of atrial fibrillation.

Second Primary Malignancies - Other malignancies (5 to 10%) including carcinomas (1 to 3%) have occurred in patients treated with IMBRUVICA. The most frequent second primary malignancy was non-melanoma skin cancer (4 to 8%).

Embryo-Fetal Toxicity - Based on animal studies, IMBRUVICA may cause fetal harm when administered to a pregnant woman. Women should be advised to avoid becoming pregnant while taking IMBRUVICA®.

The most common adverse reactions include thrombocytopenia, diarrhea, neutropenia, anemia, fatigue, musculoskeletal pain, peripheral edema, upper respiratory tract infection, nausea, bruising, dyspnea, constipation, rash, abdominal pain, pyrexia, vomiting, and decreased appetite.

In MCL, fatal and serious cases of renal failure have occurred. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients.

For additional important safety information, please see Full Prescribing Information at http://www.imbruvica.com/downloads/Prescribing_Information.pdf.

Patient Access to IMBRUVICA
Patients who are prescribed IMBRUVICA can receive access support through a variety of programs:

•	The YOU&i Start™ program enables eligible patients who are experiencing insurance coverage delays to access free product for a limited time.
•
The YOU&i Access™ Instant Savings Program helps commercially insured, eligible patients who have difficulties with out-of-pocket expenses for IMBRUVICA. Eligible patients may receive support to reduce their monthly out-of-pocket costs to $25 per month.

•	The YOU&i Access Service Center assists patients with all access-related administration issues.
•
The Johnson & Johnson Patient Assistance Foundation (JJPAF), an independent, non-profit organization to which Pharmacyclics makes donations, allows patients who are deemed uninsured and eligible, and who qualify based on financial need, access to IMBRUVICA.

For more information about these comprehensive patient access programs, call or visit 1-877-877-3536 or www.IMBRUVICA.com.

About Pharmacyclics
Pharmacyclics, Inc. (NASDAQ: PCYC) is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. The company’s mission is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious medical healthcare needs and to identify and control promising product candidates based on exceptional scientific development and administrational expertise, develop its products in a rapid, cost-efficient manner, and to pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to commercialization. Pharmacyclics is headquartered in Sunnyvale, CA. To learn more, visit www.pharmacyclics.com. Follow us on Twitter @pharmacyclics at http://twitter.com/pharmacyclics.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

† Disclaimer: Drs. O'Brien, Brown and Barrientos have served as unpaid advisors to both Pharmacyclics and Janssen in developing the compound ibrutinib. Drs. O'Brien, Brown and Barrientos do not have a financial interest in either company.

* The EORTC QLQ-C30 (European Organization for Research and Treatment of Cancer Quality of Life Questionnaire) is a survey designed to assess the quality of life of cancer patients. It has been used in more than 3,000 studies worldwide. More information, including the most recent iteration of the questionnaire (Version 3.0) is available at: http://groups.eortc.be/qol/eortc-qlq-c30.

Contacts:
Media Erica Jefferson Phone: 408-990-7313 Samina Bari Phone: 408-215-3169	Investors Ramses Erdtmann Phone: 408-215-3325	Physicians U.S. Medical Information 877-877-3536

IMBRUVICA is a registered trademark of Pharmacyclics, Inc.
SOURCE Pharmacyclics, Inc.

1 FACiT.org. Available from: http://www.facit.org/FACITOrg/Questionnaires. Accessed November 2014.
2 NCCN Clinical Practice Guidelines in Oncology. Non-Hodgkins Lymphomas. Version 1.2014. http://www.nccn.org/professionals/physician_gls/pdf/nhl.pdf.  Accessed December 2014.
3 Schnaiter A, Stilgenbauer S. 17p deletion in chronic lymphocytic leukemia: risk stratification and therapeutic approach. Hematol Oncol Clin North Am. 2013;27:289-301.
4 Stilgenbauer S, Zenz T. Understanding and managing ultra high-risk chronic lymphocytic leukemia. Hematology Am Soc Hematol Educ Program. 2010;2010: 481-8.
5 IMBRUVICA Prescribing Information, July 2014.
6 Genetics Home Reference. Isolated growth hormone deficiency. Available from: http://ghr.nlm.nih.gov/condition/isolated-growth-hormone-deficiency. Accessed November 2014.